Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of AvePoint Operations, Inc. (formerly known as AvePoint, Inc.) and its subsidiaries ("AvePoint" or the "Company") should be read together with the unaudited condensed consolidated financial statements as of June 30, 2021 and December 31, 2020 for the three months ended June 30, 2021 and 2020, together with related notes thereto, included elsewhere in this amendment to our current report on Form 8-K, which was originally filed with the SEC on July 7, 2021 (as originally filed, the "Super 8-K" and, as amended hereby, the "Amended Super 8-K"). The discussion and analysis should also be read together with the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018,the sections titled “Information About AvePoint” and “Unaudited Pro Forma Condensed Combined Financial Information” incorporated by reference into the Super 8-K. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements” incorporated by reference into the Super 8-K. Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to AvePoint’s Business and Industry” incorporated by reference into the Super 8-K.

Overview

AvePoint is a Microsoft Gold Certified Partner in Application Development, Cloud Platform, Cloud Productivity, and Collaboration and Content. AvePoint is a top Global Independent Software Vendor (GISV) partner, ranking in the top 5 in Microsoft’s IP-Co-Sell program out of 3,000 participating partners. AvePoint’s main product platform is the AvePoint Cloud, delivered as AvePoint Online Services, or AOS. AvePoint’s software-as-a-service, or SaaS, platform focuses on data protection, governance, and compliance management extensions for Microsoft 365 (“M365”). AvePoint has expanded its coverage of SharePoint infrastructure to cover Microsoft’s Teams, Exchange, Skype for Business (previously Lync), and Yammer, and other workloads in the M365 platform. AvePoint offers more than 30 products.

AvePoint’s primary on-premises product is the DocAve Software Platform, which gives enterprise systems administrators the tools to migrate, manage, and govern SharePoint deployments from individual items to entire data farms. AvePoint’s additional on-premises products Governance Automation and Compliance Guardian Platform deliver SharePoint-as-a-Service, helping organizations build in governance and controls to common IT requests, and data classification, audit, and protection, or DCAP. AvePoint’s SaaS and on-premises platform features include Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, and Data Analytics. AvePoint also provides training, installation, configuration, AvePoint Client Services, Technical Account Management, and AvePoint Partner Services, in support of its products.

AvePoint has expanded beyond its original SharePoint infrastructure management business into a global infrastructure management software company. AvePoint’s current strategy is focused on the cloud. AvePoint has made significant investments into cloud storage and cloud-based computing products to support its growing SaaS business, since its initial release of DocAve Online, the pre-cursor to AvePoint Online Services, in 2013. AvePoint has added Governance Automation, Compliance Guardian, and Records platforms to extend availability of its solutions to other key stakeholders involved in securing organizational collaboration.

In 2019, AvePoint expanded the distribution channels for its products through third parties. This sales channel utilizes managed service providers, or MSPs, to sell its products to end users through online marketplaces. This sales channel differs from AvePoint’s traditional business, in that contracts are monthly, and the typical end-customer spends less than $100 a month on the product due to small license counts required.

AvePoint’s SaaS and term license and support revenue sources are typically sold as multi-year contracts. As of June 30, 2021, AvePoint’s subscription contracts had an average duration of approximately 2.25 years.

Services are typically sold in conjunction with product sales. Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. AvePoint also offers license customization and managed service offerings.

The Business Combination

On November 23, 2020, Apex Technology Acquisition Corporation, a Delaware corporation ("Apex") and its wholly owned subsidiaries Athena Technology Merger Sub, Inc., a Delaware corporation, and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company , and the Company entered into a Business Combination Agreement dated as of November 23, 2020 (as amended on December 30, 2020, March 8, 2021 and May 18, 2021,the “Business Combination Agreement”).

On July 1, 2021, a business combination between the Company and Apex was effected by the merger of Athena Technology Merger Sub, Inc. ("Merger Sub 1") with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Apex , and promptly following the First Merger, the Company was merged with and into Athena Technology Merger Sub 2, LLC ("Merger Sub 2") (the “Second Merger”), with Merger Sub 2 surviving the Second Merger (the “Surviving Entity”) as a wholly-owned subsidiary of Apex (the Second Merger together with the First Merger, the “Mergers” and, collectively, the “Business Combination”). Following the consummation of the Mergers on the July 1, 2021, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name to AvePoint, Inc. (the “Combined Company”). On July 26, 2021, AvePoint US, LLC was merged with and into the Combined Company.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. AvePoint was treated as the accounting predecessor and the Combined Company is the successor SEC registrant, meaning that AvePoint’s financial statements for previous periods will be disclosed in the Combined Company's future periodic reports filed with the SEC. The most significant change in the successor’s future reported financial position and results reflect the net increase in cash of approximately $204.5 million, including $140 million in gross proceeds from the PIPE by Apex. Total transaction costs are estimated at approximately $51.4 million. AvePoint expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees. See Note 18 (Subsequent Events) to our unaudited condensed consolidated financial statements included elsewhere in this Amended Super 8-K.

Impact of COVID-19 on AvePoint’s Business

In December 2019, COVID-19 was first reported. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. The COVID-19 pandemic has created global economic uncertainty, adversely impacted the business of AvePoint’s customers and partners, impacted its business and results of operations and could further impact its results of operations and cash flows in the future.

AvePoint has not experienced any material negative impacts to its operational, cloud or product availability, or customer support, as a result of its own shift to remote work. Instead, AvePoint’s teams continue to display its values of agility, passion, and teamwork on a daily basis to ensure AvePoint is able to support its customers for the long haul, with new product releases, customer experiences, and excellent support.

In addition to meeting immediate customer needs, AvePoint released exclusive offers, aimed at helping its customers cope with this rapid transition, to provide greatly improved customer experiences. Teams responsible for enabling a remote workforce were supported by AvePoint’s software to enable visibility on remote workers, security, and governance for newly adopted cloud services, and automated backups for a rapidly expanding digital footprint.

AvePoint’s product development teams worked to respond to customer needs as well, recognizing the pressure of regulated customers during this rapid digital transformation. During the COVID-19 crisis, AvePoint has been able to pivot to provide tactical, immediate value in the form of a new product (Policies and Insights), developed and released in the midst of the pandemic, which mitigates risks such as over-exposed sensitive information and over-privileged external users, potentially direct results of the rush to work-from-home.

Despite global headwinds and market volatility, during the three and six months ended June 30, 2021 AvePoint experienced a 37.6% and 28.2% increase in revenue compared to the three and six months ended June 30, 2020, respectively. AvePoint believes that market volatility has only accelerated organizations to do more with less, which requires advanced technology solutions, preferably fewer vendors, and ample automation to support these new organizational realities.

Key Business Metrics

AvePoint’s management reviews the following key business metrics to measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions. However, increases or decreases in its key business metrics may not correspond with increases or decreases in its revenue.

The chart below illustrates certain of AvePoint’s key business metrics, each described in more detail below, as of the end of or for the periods presented.

	June 30,
	2021	2020
Total ARR ($ in mil)	$139.0	$104.3
Accounts above $100,000 in ARR	286	215
Average Core ARR per account ($ actual)	$35,816	$27,658
Core TTM dollar-based net retention rate	111%	106%

Annual Recurring Revenue

AvePoint calculates annual recurring revenue (“ARR”) at the end of a particular period as the annualized sum of contractually obligated Annual Contract Value (“ACV”) from SaaS, term license and support and maintenance revenue sources from all customers with a contract duration exceeding three months (“Core ARR”), and the product of the current month’s monthly recurring revenue (“MRR”) multiplied by twelve (to prospectively annualize SaaS and term license and support revenue). MRR is attributable to AvePoint’s Channel business. As of June 30, 2021 and June 30, 2020, AvePoint’s Channel business was transacting the equivalent of $6.9 million and $3.1 million in annual recurring revenue, respectively, calculated as June's and December’s MRR, multiplied by twelve months. Customer contracts used in calculating MRR may or may not be extended or renewed by AvePoint’s customers. ARR also includes some recurring professional services revenue, such as recurring technical account management services. Growth in ARR is driven by both new business and the retention of existing business. AvePoint believes ARR is indicative of growth in recurring revenue streams, leading to higher revenue growth in future periods. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with, or to replace, either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by AvePoint’s customers (the same is true for those contracts used in calculating MRR, which may or may not be extended or renewed by the customer).

Accounts Above $100,000 ARR

AvePoint tracks the total number of accounts with ARR greater than $100,000 as of the end of each quarter. AvePoint believes its ability to enter into larger contracts is indicative of broader adoption of its solutions by larger organizations. These organizations are typically more resilient to changes in macro-economic conditions leading to more dependable relationships with such customers. It also reflects AvePoint’s ability to expand the revenue from its existing customer base. Growth in this metric is due to larger initial contract values, as well as expansion of existing customer relationships.

Average Core ARR per Account

AvePoint calculates average ARR per account (“ARRPA”) for accounts included in its Core ARR calculation in order to evaluate the amount of ACV obligated revenue provided by customers at a given point in time. Factors influencing this metric include AvePoint’s ability to sell for higher prices and/or more volume, as well as AvePoint’s ability to cross-sell additional products that are part of its platform. AvePoint does not include MRR-contributing customers1 in this calculation. Growth in this metric is reflective of both larger initial contract values with new customers and expansion of contract values with current customers, demonstrating value provided to AvePoint’s customers.

Core TTM Dollar-Based Net Retention Rate

AvePoint uses a trailing twelve-month ("TTM") dollar-based net retention rate to evaluate its ability to maintain and expand its revenue with its customer base over time. This metric is calculated as a percentage, the numerator of which is the sum of (i) Core ARR at the beginning of the period plus (ii) Upsell Core ARR during the period plus (iii) Churn Core ARR during the period plus (iv) Downsell Core ARR during the period, and the denominator of which is Core ARR at the beginning of the period. For these purposes, Upsell Core ARR is defined as the increase in Core ARR from the active, existing customers within the stipulated period, Churn Core ARR is defined as the amount of lost Core ARR when customers no longer provide AvePoint with Core ARR and Downsell Core ARR is defined as the decrease in Core ARR from active, existing customers within a stipulated period. A net retention rate greater than 100% implies positive net revenue retention. AvePoint primarily focuses on these metrics for a TTM period. This methodology includes Core ARR added to or subtracted from the account’s existing Core ARR during the previous twelve months. Net new accounts added after the previous one-year period are excluded in AvePoint’s net retention calculations. AvePoint believes this metric is indicative of its ability to grow its relationships with existing customers, and further grow ARR and revenue. Improvement in this metric is driven by improvement in both customer retention, as well as cross-sell and up-sell capabilities.

[1]	MRR-contributing customer is classified as a customer with a contract duration of 3 months or less. Most typically exists within AvePoint’s channel business.

Key Factors Affecting AvePoint’s Performance

Retention and Growth of AvePoint’s Existing Customers

AvePoint’s long-term revenue growth is correlated with its ability to retain customers and expand revenue from its existing customers. Contracts have terms ranging from 12 to 36 months, with an average duration of approximately 2.25 years, and do not include the ability to terminate for convenience. AvePoint collaborates with customers to identify additional cross-sell and up-sell opportunities. AvePoint believes that its land and expand business model will allow it to efficiently increase revenue from its existing customer base. The breadth of AvePoint’s platform has resulted in a dollar-based net retention rate exceeding 100%, as described above.

Growth in Channel Business

AvePoint’s ability to grow its Channel business, with a specific focus on Managed Services Providers (“MSPs”) through its distribution partner network, is predicated upon its ability to attract and retain a number of managed service providers. AvePoint continually evaluates prospective and existing partners’ abilities to attract new customers to its platform. AvePoint adds new partners and expands existing partner relationships to enhance the utility of its platform, while creating new opportunities to expand its revenue share provided by its Channel business.

Successful Rollout of New Geographies

AvePoint has sought to enter new markets to both increase its sales footprint but also to mitigate risk and reduce expense. In addition to its current international operations, AvePoint intends to open new sales offices in Indonesia and Taiwan. AvePoint believes that diversifying its operations and research will help mitigate the potential for concentration risk in a single geopolitical area, as well as allow for continued 24x7 operations.

Realizing Operating Leverage from AvePoint’s Investments

AvePoint has made significant investments in its SaaS platform, its Channel business, its global infrastructure and its sales and customer success organizations, which AvePoint believes will yield future operating leverage and profit margin expansion. Research and development represents a primary operating expense and has been partially offset through development of customized service solutions. AvePoint continues to look for opportunities to seek quality development teams with efficient cost structures. In addition, AvePoint believes it can achieve operating leverage in marketing by continuing to emphasize lower-cost inbound techniques and growth in customer referrals from its technology and agency partners. AvePoint believes it will be able to run its business more efficiently as it continues to grow its revenue and gain further operating scale.

Components of Results of Operations

Revenue

AvePoint generates revenue from four primary sources: SaaS, term license and support, services and maintenance and OEM across a variety of products.

AvePoint’s revenue was comprised of the following types for the periods presented:

	% of Total Revenue
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
SaaS	45.4%	35.5%	46.2%	33.4%
Term license and support	24.5%	22.3%	23.5%	23.0%
Services	16.1%	23.5%	15.7%	23.3%
Maintenance and OEM	12.0%	17.5%	12.9%	18.0%
Perpetual license	2.0%	1.2%	1.7%	2.3%
Total revenue	100.0%	100.0%	100.0%	100.0%
Total recurring revenue(1)	81.9%	75.3%	82.6%	74.4%

(1)	Total recurring revenue consists of revenue from SaaS, term license and support and maintenance revenue offerings

SaaS and term license and support revenue sources are primarily billed annually, apart from AvePoint’s Channel business. SaaS and term license and support are generally sold per user license or based upon the amount of data protected.

Services revenue includes revenue generated from implementation, training, consulting, migration, license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization are recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services are recognized ratably or on a straight-line basis over the contract term.

Maintenance revenue is a result of selling on-going support for perpetual licenses. It also includes recurring professional services such as technical account management (TAM). Maintenance revenue is recognized ratably over the term of the maintenance agreement, which is typically one year.

The fundamental shift by AvePoint’s customers to the cloud has accelerated the adoption of AvePoint’s SaaS offerings. This increased adoption rate is evidenced by the shift in bookings from perpetual license to SaaS and term license and support bookings and the shift within these bookings to SaaS bookings. Beginning in 2016, AvePoint shifted its focus from a perpetual license model to a subscription pricing model. Over the last several years, AvePoint has experienced a gradual decline in sales of perpetual licenses, followed by a corresponding decline in maintenance revenue. In contrast, AvePoint has experienced a rapid increase in SaaS and term license and support sales and corresponding revenue.

Over time, AvePoint expects SaaS revenue will increase as a percentage of total revenue and more closely reflect AvePoint’s bookings mix as it continues to focus on increasing SaaS and term license and support revenue as a key strategic priority.

Cost of Revenue

Cost of SaaS and cost of term license and support consists of all direct costs to deliver and support AvePoint’s SaaS and term license and support products, including salaries, benefits and related expenses, allocated overhead, and third-party hosting fees related to AvePoint’s cloud services. AvePoint recognizes these expenses as they are incurred. AvePoint expects that these costs will increase in absolute dollars but may fluctuate as a percentage of SaaS and term license and support revenue from period to period.

Cost of maintenance consists of all direct costs to support AvePoint’s perpetual license products, including salaries, benefits and related expenses and allocated overhead. AvePoint recognizes these expenses as they are incurred. AvePoint expects that cost of maintenance revenue will decrease in absolute dollars as maintenance revenue declines but may fluctuate as a percentage of maintenance revenue.

Cost of services consists of salaries, benefits, stock-based compensation and related expenses for AvePoint’s services organization, allocated overhead and IT necessary to provide services for AvePoint’s customers. AvePoint recognizes these expenses as they are incurred. AvePoint expects moderate fluctuations in both the percentage of services revenue and in absolute dollars relative to the extent of growth of its business.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue, and gross margin is gross profit as a percentage of revenue. Gross profit has been and will continue to be affected by various factors, including the mix of AvePoint’s revenue, the costs associated with third-party cloud-based hosting services for AvePoint’s cloud-based subscriptions, and the extent to which AvePoint expands its customer support and services organizations. AvePoint expects that its gross margin will fluctuate from period to period depending on the interplay of these various factors but should increase in the long term as AvePoint’s product mix continues to shift in favor of SaaS and term license and support revenue.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related expenses for sales, marketing and customer success personnel, stock-based compensation expense, sales commissions, marketing programs, travel-related expenses, and allocated overhead costs. AvePoint focuses its sales and marketing efforts on creating sales leads and establishing and promoting its brand. Incremental sales commissions for new customer contracts are deferred and amortized ratably over the estimated period of AvePoint’s relationship with such customers. AvePoint plans to increase its investment in sales and marketing by hiring additional sales and marketing personnel, executing its go-to-market strategy globally, and building its brand awareness. AvePoint expects its sales and marketing expenses will increase in absolute dollars and continue to be its largest operating expense for the foreseeable future but will decrease as a percentage of total revenue over time. However, AvePoint anticipates that sales and marketing expense levels as a percentage of revenue will increase in the short-term as travel restrictions associated with the COVID-19 pandemic are lifted and AvePoint hires for continued growth.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for finance, legal and compliance, human resources, and IT, stock-based compensation expense, external professional services, allocated overhead costs and other administrative functions. Following the consummation of the Business Combination, AvePoint expects that its general and administrative expenses will increase as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. As a result, AvePoint expects that its general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue from period to period.

Research and Development

Research and development expenses consist primarily of personnel-related expenses incurred for AvePoint’s engineering, product and design teams, stock-based compensation expense and allocated overhead costs. AvePoint has research and development presence in the United States, China and Vietnam, which provides a strategic advantage allowing AvePoint to invest in increasing its product capabilities in an efficient manner. AvePoint believes delivering expanding product functionality is critical to enhancing the success of existing customers while new product development further reinforces AvePoint’s breadth of solutions. AvePoint expects to continue to make substantial investments in research and development. AvePoint expects its research and development expenses to increase in absolute dollars and as a percentage of total revenue over time.

Other Income (Expense), net

Other income (expense), net consists primarily of foreign currency fluctuations partially offset by interest income on corporate funds invested in money market instruments and highly liquid short-term investments.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists primarily of income taxes related to certain foreign and state jurisdictions in which AvePoint conducts business. For U.S. federal income tax purposes and in certain foreign and state jurisdictions, AvePoint has NOL carryforwards. The foreign jurisdictions in which AvePoint operates have different statutory tax rates than those of the United States. Additionally, certain of AvePoint’s foreign earnings may also be currently taxable in the United States. Accordingly, AvePoint’s effective tax rate will vary depending on the relative proportion of foreign to domestic income, use of foreign tax credits, changes in the valuation of AvePoint’s deferred tax assets and liabilities, applicability of any valuation allowances, and changes in tax laws in jurisdictions in which AvePoint operates.

Results of Operations

The following table summarizes AvePoint’s historical consolidated statement of operations data. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Total revenue	$45,344	$32,956	$84,144	$65,617
Total cost of revenue(1)	11,720	9,073	22,498	19,440
Gross profit	33,624	23,883	61,646	46,177
Operating expenses:
Sales and marketing(1)	29,001	14,010	48,302	28,051
General and administrative(1)	11,664	5,291	21,956	10,449
Research and development(1)	3,883	2,863	7,985	5,757
Depreciation and amortization	279	268	537	541
Total operating expenses	44,827	22,432	78,780	44,798
Income (loss) from operations	(11,203)	1,451	(17,134)	1,379
Other income (expense), net	73	444	23	(380)
Income (loss) before income taxes	(11,130)	1,895	(17,111)	999
Income tax benefit	(73)	(6,149)	(1,112)	(6,316)
Net income (loss)	$(11,057)	$8,044	$(15,999)	$7,315

(1)	Stock-based compensation for the periods was included in the following line items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Cost of revenue	$272	$190	$362	$102
Sales and marketing	9,791	1,510	10,902	1,310
General and administrative	4,364	1,007	6,355	1,295
Research and development	83	72	180	147
Total stock-based compensation	$14,510	$2,779	$17,799	$2,854

Comparison of Three Months Ended June 30, 2021 and June 30, 2020

Revenue

The components of AvePoint’s revenue during the three months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Revenue:
SaaS	$20,586	$11,699	$8,887	76.0%
Term license and support	11,088	7,357	3,731	50.7%
Services	7,302	7,724	(422)	(5.5)%
Maintenance and OEM	5,458	5,776	(318)	(5.5)%
Perpetual license	910	400	510	127.5%
Total revenue	$45,344	$32,956	$12,388	37.6%

Revenue increased approximately $12.4 million, or 37.6%, from $33.0 million for the three months ended June 30, 2020 to $45.3 million for the three months ended June 30, 2021, primarily as a result of an increase in SaaS and term license and support revenue. AvePoint’s SaaS offerings increased $8.9 million, or 76.0%, from $11.7 million for the three months ended June 30, 2020 to $20.6 million for the three months ended June 30, 2021. AvePoint’s term license and support revenue increased $3.7 million, or 50.7%, from $7.4million for the three months ended June 30, 2020 to $11.1 million for the three months ended June 30, 2021. In addition, AvePoint's perpetual license revenue increased $0.5, or 127.5%, from $0.4 million for the three months ended June 30, 2020 to $0.9 million for the three months ended June 30, 2021

The increases attributable to SaaS, term license and support and perpetual license revenue were offset by a decrease in services revenue, which decreased $0.4 million, or 5.5%, from $7.7 million for the three months ended June 30, 2020 to $7.3 million for the three months ended June 30, 2021 and a decrease in maintenance and OEM revenue, which decreased $0.3 million, or 5.5%, from $5.8 million for the three months ended June 30, 2020 to $5.5 million for the three months ended June 30, 2021. AvePoint’s revenue from perpetual license and maintenance and OEM offerings is expected to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and term licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and term licenses, which will continue the decline in maintenance revenue.

Term license and support revenue for the three months ended June 30, 2021 and 2020 includes $7.8 million and $5.2 million of revenue recognized at a point of time, respectively.

Revenue by geographic region for the three months ended June 30, 2021 and 2020 was as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
North America	$20,556	$15,398	$5,158	33.5%
EMEA	13,753	9,354	4,399	47.0%
APAC	11,035	8,204	2,831	34.5%
Total	$45,344	$32,956	$12,388	37.6%

From the three months ended June 30, 2020 to the three months ended June 30, 2021, North America experienced a $5.2 million increase in revenue driven by a $6.3 million increase in SaaS, term license and support and perpetual license revenue, partially offset by a $0.7 million decrease in services revenue and a $0.4 million decrease in maintenance and OEM revenue. EMEA experienced a $4.4 million increase in revenue driven by a $4.8 million increase in SaaS and term license and support revenue and a $0.4 million increase in perpetual license revenue, partially offset by a $0.6 million decrease in services revenue and a $0.2 million decrease in maintenance and OEM revenue. APAC experienced a $2.8 million increase in revenue driven by a $1.6 million increase in SaaS and term license and support revenue, a $0.8 million increase in services revenue and a $0.4 million increase in maintenance and OEM revenue. The overall decrease in services and maintenance and OEM revenue in North America and EMEA is due to AvePoint’s continued shift towards SaaS and term license and support offerings, while the increase in perpetual license revenue is a result of an increase in one-time sales of perpetual licenses. The increase in all revenue offerings in APAC is a result of increased bookings across all AvePoint offerings in the region.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the three months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$4,564	$2,543	$2,021	79.5%
Term license and support	230	348	(118)	(33.9)%
Services	6,508	5,877	631	10.7%
Maintenance and OEM	418	305	113	37.0%
Total cost of revenue	$11,720	$9,073	$2,647	29.2%
Gross profit	33,624	23,883	9,741	40.8%
Gross margin	74.2%	72.5%	—	—

Cost of revenue increased $2.6 million, or 29.2%, from $9.1 million for the three months ended June 30, 2020 to $11.7 million for the three months ended June 30, 2021, primarily as a result of higher hosting costs resulting from increased SaaS revenue and higher service costs associated with the increase in services revenue generated in the APAC region. Gross margin on SaaS revenue decreased for the three months ended June 30, 2021 to 77.8%, down from 78.3% for the three months ended June 30, 2020. Total gross margin increased to 74.2% for the three months ended June 30, 2021 from 72.5% for the three months ended June 30, 2020.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the three months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Sales and marketing	$29,001	$14,010	$14,991	107.0%
Percentage of revenue	64.0%	42.5%	—	—

Sales and marketing expenses increased $15.0 million, or 107.0%, from $14.0 million for the three months ended June 30, 2020 to $29.0 million for the three months ended June 30, 2021. The drivers of this change were higher personnel, stock-based compensation, marketing and commission costs. The increase in personnel costs was driven by higher headcount required as the Company continues to expand. The increase in stock-based compensation was driven by unfavorable mark-to-market adjustments on liability classified awards in the second quarter of 2021 as a result of a higher price of the underlying shares as well as ongoing stock-based compensation expense. The increase in marketing costs was driven by expanded marketing campaigns in the second quarter of 2021. The increase in commissions were a result of increased bookings in the second quarter of 2021. As a percentage of revenue, sales and marketing expenses increased to 64.0% during the three months ended June 30, 2021 from 42.5% during the three months ended June 30, 2020, primarily due to increased headcount. AvePoint anticipates that its expense levels as a percentage of revenue will continue to increase as travel restrictions are lifted and AvePoint hires for continued growth.

General and Administrative

General and administrative expenses during the three months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
General and administrative	$11,664	$5,291	$6,373	120.4%
Percentage of revenue	25.7%	16.1%	—	—

General and administrative expenses increased $6.4 million, or 120.4%, from $5.3 million for the three months ended June 30, 2020 to $11.7 million for the three months ended June 30, 2021. The drivers of this change were increases in stock-based compensation and personnel costs. The increase in stock-based compensation was driven by unfavorable mark-to-market adjustments on liability classified awards in the second quarter of 2021 as a result of a higher price of the underlying shares as well as ongoing stock-based compensation expense. The increase in personnel costs was driven by higher headcount required as the Company continues to expand and due to higher performance-based benefits in Q2 2021 compared to Q2 2020, which were reduced in Q2 2020 due to COVID-19. As a percentage of revenue, general and administrative expenses increased to 25.7% for the three months ended June 30, 2021 from 16.1% during the three months ended June 30, 2020.

Research and Development

Research and development expenses during the three months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$3,883	$2,863	$1,020	35.6%
Percentage of revenue	8.6%	8.7%	—	—

Research and development expenses increased $1.0 million, or 35.6%, from $2.9 million for the three months ended June 30, 2020 to $3.9 million for the three months ended June 30, 2021. The increase was primarily due to higher compensation costs for research and development personnel. As a percentage of revenue, research and development expenses decreased to 8.6% during the three months ended June 30, 2021 from 8.7% during the three months ended June 30, 2020.

Income Tax Benefit

Income tax benefit during the three months ended June 30, 2021 and 2020 was as follows:

	Three Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Income tax benefit	$(73)	$(6,149)	$6,076	(98.8)%

AvePoint’s income tax benefit decreased $6.1 million, or 98.8%, from $6.1 million for the three months ended June 30, 2020 to $0.1 million for the three months ended June 30, 2021. This was attributable primarily to a release of a valuation allowance related to US and German entities that occurred in Q2 2020, while no significant valuation allowance releases occurred in Q2 2021. The effective tax rate was 0.7% for the three months ended June 30, 2021 compared to (324.5)% for the three months ended June 30, 2020. The change in effective tax rate was primarily due to the release of the valuation allowance in Q2 2020.

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

Revenue

The components of AvePoint’s revenue during the six month ended June 30, 2021 and 2020 were as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Revenue:
SaaS	$38,845	$21,942	$16,903	77.0%
Term license and support	19,815	15,101	4,714	31.2%
Services	13,218	15,303	(2,085)	(13.6)%
Maintenance and OEM	10,867	11,781	(914)	(7.8)%
Perpetual license	1,399	1,490	(91)	(6.1)%
Total revenue	$84,144	$65,617	$18,527	28.2%

Revenue increased $18.5 million, or 28.2%, from $65.6 million for the six months ended June 30, 2020 to $84.1 million for the six months ended June 30, 2021, primarily as a result of an increase in SaaS and term license and support revenue. AvePoint’s SaaS offerings increased $16.9 million, or 77.0%, from $21.9 million for the six months ended June 30, 2020 to $38.8 million for the six months ended June 30, 2021. AvePoint’s term license and support offerings increased $4.7 million, or 31.2%, from $15.1 million for the six months ended June 30, 2020 to $19.8 million for the six months ended June 30, 2021.

The increases attributable to SaaS and term license and support revenue were offset by a decrease in service, maintenance and OEM and perpetual license revenue. AvePoint's services offerings decreased $2.1 million, or 13.6%, from $15.3 million for the six months ended June 30, 2020 to $13.2 million for the six months ended June 30, 2021. AvePoint's maintenance and OEM offerings decreased $0.9 million, or 7.8%, from $11.8 million for the six months ended June 30, 2020 to $10.9 million for the six months ended June 30, 2021. AvePoint's perpetual license offerings decreased $0.1 million, or 6.1%, from $1.5 million for the six months ended June 30, 2020 to $1.4 million for the six months ended June 30, 2021. AvePoint’s revenue from maintenance and OEM and perpetual license revenue is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and term licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and term licenses, which will continue the decline in maintenance revenue. Services revenue is derived from services offerings, which can be offered for software implementation, training, migration, customized solutions and managed services. These offerings are not inherently recurring in nature and as such are subject to more period-to-period volatility than other elements of AvePoint’s business.

Term license and support revenue for the six months ended June 30, 2021 and 2020 includes $13.5 million and $10.4 million of revenue recognized at a point of time, respectively.

Revenue by geographic region during the six month ended June 30, 2021 and 2020 was as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
North America	$38,189	$28,471	$9,718	34.1%
EMEA	24,944	19,569	5,375	27.5%
APAC	21,011	17,577	3,434	19.5%
Total	$84,144	$65,617	$18,527	28.2%

From the six months ended June 30, 2020 to the six months ended June 30, 2021, North America experienced a $9.7 million increase in revenue driven by an $11.9 million increase in SaaS and term license and support revenue, partially offset by a $1.1 million decrease in maintenance and OEM revenue, a $1.0 million decrease in services revenue and a $0.1 million decrease in perpetual license revenue. EMEA experienced a $5.4 million increase in revenue driven by a $6.8 million increase in SaaS and term license and support revenue and a $0.4 million increase in perpetual license revenue, partially offset by a $1.3 million decrease in services revenue and a $0.5 million decrease in maintenance and OEM revenue. APAC experienced a $3.4 million increase in revenue driven by a $2.9 million increase in SaaS and term license and support revenue, a $0.6 million increase in maintenance and OEM revenue and a $0.3 million increase in services revenue, partially offset by a $0.4 million decrease in perpetual license revenue. The overall decrease in services and maintenance and OEM revenue in North America and EMEA is due to AvePoint’s continued shift towards SaaS and term license and support offerings, while the increase in perpetual license revenue in EMEA is a result of an increase in one-time sales of perpetual licenses. The increase in SaaS, term license and support and maintenance and OEM revenue offerings in APAC is a result of increased bookings in the region, while the decrease in perpetual license revenue is a result of the downward trend of perpetual license offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the six month ended June 30, 2021 and 2020 were as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$9,004	$5,057	$3,947	78.1%
Term license and support	503	820	(317)	(38.7)%
Services	12,093	12,889	(796)	(6.2)%
Maintenance and OEM	898	674	224	33.2%
Total cost of revenue	$22,498	$19,440	$3,058	15.7%
Gross profit	61,646	46,177	15,469	33.5%
Gross margin	73.3%	70.4%	—	—

Cost of revenue increased $3.1 million, or 15.7%, from $19.4 million for the six months ended June 30, 2020 to $22.5 million for the six months ended June 30, 2021, primarily as a result of higher hosting costs resulting from increased SaaS revenue, offset by decreases in costs associated with revenue from services offerings and term license and support as the business continues its shift to provide more SaaS-based solutions. Gross margin on SaaS revenue decreased for the six months ended June 30, 2021 to 76.8%, down from 77.0% for the six months ended June 30, 2020. Total gross margin increased to 73.3% for the six months ended June 30, 2021 from 70.4% for the six months ended June 30, 2020.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the six month ended June 30, 2021 and 2020 were as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Sales and marketing	$48,302	$28,051	$20,251	72.2%
Percentage of revenue	57.4%	42.7%	—	—

Sales and marketing expenses increased $20.3 million, or 72.2%, from $28.1 million for the six months ended June 30, 2020 to $48.3 million for the six months ended June 30, 2021. The drivers of this change were higher personnel, stock-based compensation, marketing, and commission costs, offset by lower costs associated with travel. The increase in personnel costs was driven by higher headcount required as the Company continues to expand. The increase in stock-based compensation was driven by unfavorable mark-to-market adjustments on liability classified awards in the first half of 2021 as a result of a higher price of the underlying shares as well as ongoing stock-based compensation expense. The increase in commissions were a result of increased bookings in the first half of 2021. The decrease in costs associated with travel is a result of continued reductions in travel due to restrictions created by the COVID-19 pandemic with the decrease primarily arising from travel in Q1 2021 compared to Q1 2020. As a percentage of revenue, sales and marketing expenses increased to 57.4% during the six months ended June 30, 2021 from 42.7% during the six months ended June 30, 2020, primarily due to increased headcount. AvePoint anticipates that its expense levels as a percentage of revenue will continue to increase as travel restrictions are lifted and AvePoint hires for continued growth.

General and Administrative

General and administrative expenses during the six month ended June 30, 2021 and 2020 were as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
General and administrative	$21,956	$10,449	$11,507	110.1%
Percentage of revenue	26.1%	15.9%	—	—

General and administrative expenses increased $11.5 million, or 110.1%, from $10.4 million for the six months ended June 30, 2020 to $22.0 million for the six months ended June 30, 2021. The drivers of this change were stock-based compensation, personnel costs and a legal settlement incurred in the first quarter of 2021. The increase in stock-based compensation was driven by unfavorable mark-to-market adjustments on liability classified awards in the first half of 2021 as a result of a higher price of the underlying shares as well as ongoing stock-based compensation expense. The increase in personnel costs was driven by higher headcount required as the Company continues to expand. The increase in general and administrative expenses was also driven by a legal settlement reserve for approximately $1 million. As a percentage of revenue, general and administrative expenses increased to 26.1% for the six months ended June 30, 2021 from 15.9% during the six months ended June 30, 2020.

Research and Development

Research and development expenses during the six month ended June 30, 2021 and 2020 were as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$7,985	$5,757	$2,228	38.7%
Percentage of revenue	9.5%	8.8%	—	—

Research and development expenses increased $2.2 million, or 38.7%, from $5.8 million for the six months ended June 30, 2020 to $8.0 million for the six months ended June 30, 2021. The increase was primarily due to higher compensation costs for research and development personnel. As a percentage of revenue, research and development expenses increased to 9.5% during the six months ended June 30, 2021 from 8.8% during the six months ended June 30, 2020, primarily due to increased headcount.

Income Tax Benefit

Income tax benefit during the six month ended June 30, 2021 and 2020 was as follows:

	Six Months Ended
	June 30,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Income tax benefit	$(1,112)	$(6,316)	$5,204	(82.4)%

AvePoint’s income tax benefit decreased $5.2 million from $6.3 million for the three months ended June 30, 2020 to $1.1 million for the three months ended June 30, 2021. This was attributable primarily a release of a valuation allowance related to US and German entities that occurred in Q2 2020, while no significant valuation allowance releases occurred in Q2 2021. The effective tax rate was 6.5% for the six months ended June 30, 2021 compared to (632.2)% for the six months ended June 30, 2020. The change in effective tax rate was primarily due to the release of the valuation allowance in Q2 2020.

Seasonality

Due to seasonality in AvePoint’s business, AvePoint’s quarterly revenue does not necessarily grow sequentially. Historically, AvePoint’s third and fourth quarters have been its highest revenue quarters due to sales resulting from its customers’ fiscal year ends.

AvePoint’s operating expenses have generally increased sequentially due to increases in personnel in connection with the expansion of its business.

With uncertainties related to the global COVID-19 pandemic, AvePoint reduced its global headcount by approximately 10% in the first half of 2020 and reduced its expenses related to travel and marketing primarily. While expenses related to travel remain lower than historical levels, expenses related to headcount and marketing increased in the first half of 2021 as a result of AvePoint's quick rebound from the impacts of COVID-19 and to facilitate Company's ongoing growth.

Certain Non-GAAP Financial Measures

AvePoint believes that, in addition to its financial results determined in accordance with GAAP, non-GAAP operating income and non-GAAP operating margin are useful in evaluating AvePoint’s business, results of operations, and financial condition.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(dollars in thousands)
Non-GAAP operating income	$3,307	$4,230	$665	$4,233
Non-GAAP operating margin	7.3%	12.8%	0.8%	6.5%

Non-GAAP operating income and non-GAAP operating margin should not be considered as an alternative to operating income, operating margin or any other performance measures derived in accordance with GAAP as measures of performance. Non-GAAP operating income and non-GAAP operating margin should not be considered in isolation or as a substitute for analysis of AvePoint’s results as reported under GAAP.

Non-GAAP Operating Income and Non-GAAP Operating Margin

Non-GAAP operating income and non-GAAP operating margin are non-GAAP financial measures that AvePoint’s management uses to assess its overall performance. AvePoint defines non-GAAP operating income as GAAP operating loss plus stock-based compensation. AvePoint defines non-GAAP operating margin as non-GAAP operating income divided by revenue. GAAP operating margin for the three months ended June 30, 2021 and 2020 was (24.7)% and 4.4%, respectively. GAAP operating margin for the six months ended June 30, 2021 and 2020 was (20.4)% and 2.1%. AvePoint believes non-GAAP operating income and non-GAAP operating margin provide AvePoint’s management and investors consistency and comparability with its past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of stock-based compensation. The following table presents a reconciliation of non-GAAP operating income from the most comparable GAAP measure, operating income, for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Loss from operations	$(11,203)	$1,451	$(17,134)	$1,379
Add:
Stock-based compensation	14,510	2,779	17,799	2,854
Non-GAAP operating income	$3,307	$4,230	$665	$4,233
Non-GAAP operating margin	7.3%	12.8%	0.8%	6.5%

Liquidity and Capital Resources

AvePoint has historically incurred losses, with the exception of Q2 2020 when the Company recorded net income, and may incur losses in future periods. AvePoint has from time to time financed its operations with proceeds from the sale of preferred stock and other equity instruments. As of December 31, 2020, AvePoint had an accumulated deficit of $299.8 million, $69.1 million in cash and cash equivalents and $1.0 million in short-term investments. As of June 30, 2021, AvePoint had an accumulated deficit of $358.0 million, $66.3 million in cash and cash equivalents and $1.4 million in short-term investments. On a pro forma basis, accounting for the cash consideration received as part of the Business Combination, AvePoint’s cash, cash equivalents and short-term investments would have amounted to approximately $272.2 million at June 30, 2021.

AvePoint’s short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. Prior to 2020, AvePoint generated significant operating losses and negative cash flows from operations as reflected in its accumulated deficit and consolidated statements of cash flows. AvePoint may continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to execute strategic initiatives to grow its business. AvePoint enters into various contractual obligations which require periodic payments in future years. Such obligations result from operating leases for office space, purchase commitments for the use of Microsoft Office 365 and purchase commitments for the use of Microsoft Azure. Refer to Note 10 of AvePoint's unaudited condensed consolidated financial statements included within this Amended Super 8-K for more information concerning AvePoint's future commitments. AvePoint’s future capital requirements will depend on many factors, including its growth rate, levels of revenue, the expansion of sales and marketing activities, market acceptance of AvePoint’s platform, the results of business initiatives, the timing of new product introductions, and the impact of the COVID-19 pandemic on the global economy and AvePoint’s business, financial condition, and results of operations. As the impact of the COVID-19 pandemic on the global economy and AvePoint’s operations evolves, AvePoint will continue to assess its liquidity needs.

AvePoint believes that its existing cash and cash equivalents, its cash flows from operating activities, and its borrowing capacity under its credit facility, described below, will be sufficient to meet its working capital and capital expenditure needs and debt service obligations for at least the next twelve months. In the future, AvePoint may attempt to raise additional capital through the sale of additional equity or debt financing. The sale of additional equity would be dilutive to AvePoint’s stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants. If additional financing is required from outside sources, AvePoint may not be able to raise it on terms acceptable to it, or at all. If AvePoint is unable to raise additional capital when desired, its business, operating results and financial condition would be adversely affected.

Cash Flows

The following table sets forth a summary of AvePoint’s cash flows for the periods indicated.

	Six Months Ended
	June 30,
	2021	2020

Net cash provided by (used in) operating activities	$(1,921)	$5,770
Net cash provided by (used in) investing activities	(2,951)	865
Net cash provided by (used in) financing activities	2,144	6,862

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $1.9 million, reflecting AvePoint’s net loss of $16.0 million, adjusted for non-cash items of $16.5 million and net cash outflows of $2.4 million from changes in its operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which reflects ongoing compensation charges for the entity’s equity- and liability-classified awards, offset by changes in deferred tax assets as a result of timing differences in tax related to stock option awards. The drivers of changes in operating assets and liabilities related to a decrease in accounts payable and accrued expenses primarily due to bonus and commission payments, an increase in prepaid expenses and other current assets related to an estimated tax payment in Q2 2021 and an increase in other assets primarily as a result of increases in deferred tax assets. These decreases were partially offset by a decrease in accounts receivable due primarily to timing of payments from customers and an increase in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments.

Net cash provided by operating activities for the six months ended June 30, 2020 was $5.8 million, reflecting AvePoint’s net income of $7.3 million, adjusted for non-cash items of $1.4 million and net cash outflows of $0.2 million provided by changes in its operating assets and liabilities. The primary drivers for non-cash items were stock-based compensation, which represented ongoing activity within the account, and movements in deferred income taxes primarily due to the release of a valuation allowance in Q2 2020. The drivers of changes in operating assets and liabilities related to a decrease in accounts receivable due primarily to timing of payments from customers, a decrease in prepaid expenses and other current assets due primarily to timing of payments to suppliers and an increase in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments. These movements were offset by a decrease in accounts payable and accrued expenses primarily due to bonus and commission payments.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was $3.0 million. It consisted of $1.6 million in purchases of Apex shares, $0.9 million of purchases of property and equipment and $0.4 million of purchases of short-term investments.

Net cash provided by investing activities for the six months ended June 30, 2020 was $0.9 million. It consisted of $1.0 million in maturities of short-term investments and $0.1 million of purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was $2.1 million. It consisted primarily of proceeds from stock option exercises, which have increased due to the proximity of the Business Combination, and proceeds from the issuance of shares of AvePoint’s subsidiary, EduTech, to a non-controlling interest, partially offset by payments of transaction costs related to the Business Combination.

Net cash provided by financing activities for the six months ended June 30, 2020 was $6.9 million. It consisted primarily of proceeds from the issuance of common stock.

Critical Accounting Policies and Estimates

AvePoint’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, and include the consolidated accounts of AvePoint. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Preparation of these financial statements requires AvePoint to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. AvePoint also makes estimates and assumptions on the reported revenue generated and reported expenses incurred during the reporting periods. Its estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While AvePoint’s significant accounting policies are described in the notes to its consolidated financial statements, AvePoint believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Revenue Recognition

Many of AvePoint’s contracts with customers include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. AvePoint’s products and services generally do not require a significant amount of integration or interdependency; therefore, AvePoint’s products and services are generally not combined. AvePoint allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

AvePoint uses judgment in determining the SSP for products and services. For substantially all performance obligations except on-premises perpetual and term licenses, AvePoint is able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. AvePoint typically establishes an SSP range for its products and services which is reassessed on a periodic basis or when facts and circumstances change. AvePoint’s on-premises perpetual and term licenses have not historically been sold on a standalone basis, as the vast majority of all customers elect to purchase license support contracts at the time of an on-premises perpetual or term license purchase. License support contracts are generally priced as a percentage of the net fees paid by the customer to access the license. AvePoint is unable to establish the SSP for on-premises licenses based on observable prices given the same products are sold for a broad range of amounts (that is, the selling price is highly variable) and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for an on-premises perpetual and term license included in a contract with multiple performance obligations is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to on-premises perpetual licenses revenue. On-premises term licenses are sold bundled with maintenance. AvePoint focuses on entity-specific and market factors when estimating SSP of both the license and the maintenance such as internal pricing strategies and practices. Based on its established pricing practices, AvePoint concluded that it has established a value relationship between a software product and the maintenance that is helpful in determining stand-alone selling price.

AvePoint utilizes indirect sales channels which utilize channel partners. These deals are executed in one of two ways. In the first form of these arrangements, the channel partner purchases the products from AvePoint at a discounted price and resells the products to end users at a price determined by the channel partner. In this scenario, the channel partner is the entity that has contracted with AvePoint and therefore is determined to be the customer of AvePoint. In the second form, AvePoint bills the end user and the channel partner receives a commission. Upon analysis of deals executed through the second form of these channels, the Company determined that the end user represents the customer of AvePoint due to the fact that the end user purchased goods and/or services that are outputs of AvePoint’s ordinary activities. Consequently, channel partners utilized in deals executed through this second model are deemed to be agents of the transaction.

AvePoint recognizes revenue when control of the goods and/or services are transferred to the customer. In the first form of these arrangements, this occurs upon transfer to the reseller or to the end user at the reseller’s direction. In the second form of these arrangements, this occurs upon transfer to the end user.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

AvePoint recognizes liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

AvePoint files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The tax years 2016 through 2019 are open and subject to audit by US federal, state and local authorities. The tax years 2010 through 2019 are open and subject to audit by major foreign tax jurisdictions.

Deferred Sales Commissions

AvePoint defers sales commissions earned by its sales force that are considered incremental and recoverable costs of obtaining SaaS, term license and support service, license and maintenance contracts. Initial sales commissions for the majority of these aforementioned contracts are generally deferred and amortized on a straight-line basis over a period of benefit estimated to be 5.4 years. Sales commissions for renewal contracts relating to SaaS, term license and support, and maintenance arrangements are generally deferred and then amortized on a straight-line basis over a period of benefit estimated to be 1.7 years.

Equity-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees of the United States parent company, AvePoint, and its foreign affiliates. To date, AvePoint has issued both stock options and restricted stock. With respect to equity-classified awards, AvePoint measures stock-based compensation cost at the grant date based on the estimated fair value of the award and recognizes the cost as expense ratably (net of estimated forfeitures) over the requisite service period. With respect to liability-classified awards, AvePoint measures stock-based compensation cost at the grant date and at each reporting period based on the estimated fair value of the award and recognizes the cost as an expense ratably (net of estimated forfeitures) over the requisite service period. AvePoint estimates the fair value of stock options using a Black-Scholes valuation model. AvePoint’s option-pricing model requires the input of highly subjective assumptions, including: (1) the fair value of the underlying shares, (2) the expected term of the awards, (3) the expected volatility of the price of AvePoint’s shares, (4) risk-free interest rates, and (5) the expected dividend yield of AvePoint’s shares. These estimates involve inherent uncertainties and the application of judgment.

The assumptions are based on the following:

•	Expected Volatility. Expected volatility is based on historical volatility of a group of peer entities.

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

•

Dividend Yield. AvePoint used an expected dividend yield of zero. AvePoint has never declared or paid any cash dividends on its Common Stock and does not plan to pay cash dividends on its common stock in the foreseeable future.

•

Expected Life. To estimate the expected life of stock options, the Company considered contractual terms of the options, including the vesting and expiration periods, as well as historical option exercise data and current market conditions to determine an estimated expected life.

•	Fair Value of Common Stock. Given the historical absence of an active market for AvePoint’s shares of common stock, AvePoint obtained a valuation from a third-party appraisal firm as discussed below.

•

Forfeitures. AvePoint estimates the expected forfeiture rate and only recognizes expense for those shares of common stock expected to vest. AvePoint estimates the forfeiture rate based on historical experience. To the extent AvePoint’s actual forfeiture rate is different from its estimate, stock-based compensation expense is adjusted accordingly.

If any assumptions used in the Black-Scholes option-pricing model change significantly, stock option compensation expense for future awards may differ materially compared with the expense for awards granted previously.

Common Stock Valuations

The fair value of the shares of common stock underlying AvePoint’s stock options has been determined by AvePoint’s board of directors, with the assistance of valuations prepared by a third-party valuation firm. AvePoint’s board of directors intends for all options to be exercisable at the fair value of AvePoint’s shares of common stock on the grant date. Such estimates will not be necessary following the consummation of the Business Combination.

Valuations of AvePoint’s shares of common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used in the valuation models were based on future expectations and management judgment, including input from management on the following factors:

•	Contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	AvePoint’s actual operating results and financial performance;

•	The prices, preferences, and privileges of shares of AvePoint’s convertible preferred stock relative to shares of AvePoint’s common stock;

•	Current business conditions and projections;

•	Stage of development;

•	Likelihood of achieving a liquidity event, such as an initial public offering or a sale of AvePoint, given prevailing market conditions and the nature and history of AvePoint’s business;

•	Market multiples of comparable companies in AvePoint’s industry;

•	Industry information such as market size and growth;

•	Secondary sales of AvePoint’s shares in arm’s length transactions;

•	Adjustments, if any, necessary to recognize a lack of marketability for AvePoint’s shares; and

•	Macroeconomic conditions.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Apex previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination the Combined Company will be an emerging growth company at least until December 31, 2021 and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare AvePoint’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of the Combined Company’s fiscal year in which the Combined Company has total annual gross revenue of at least $1.07 billion, (c) the date on which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.